August 26, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:     Guardian Technologies International, Inc.
           File No. 028238

Dear Sirs:

We have read Item 4 of Guardian Technologies International, Inc. Form 8-K, dated August 26, 2002, and are in agreement with the statements contained in paragraphs 4(b) and (c) therein as they relate to us.

Very truly yours,

Hein + Associates LLP